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                                    CDC MPT+ FUNDS


                   SHAREHOLDER SERVICING AND DISTRIBUTION AGREEMENT


Funds Distributor Inc.
60 State Street
Suite 1300
Boston, MA 02109

Dear Sirs:

          CDC MPT+ Funds (the "Trust") confirms its agreement with Funds Distributor Inc. (the "Distributor"), a corporation organized under the laws of the Commonwealth of Massachusetts, implementing the terms of the Shareholder Servicing and Distribution Plan (the "Plan"), adopted by the Trust with respect to U.S. Core Equity Fund, Aggressive Equity Fund and Global Independence Fund and any other investment fund offered by the Trust in the future that adopts the Plan (individually a "Covered Fund") and collectively the "Covered Funds"), each a series of the Trust, pursuant to Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"). This Agreement is intended to describe the shareholder servicing and/or distribution services to be provided by the Distributor. Those services will be provided as set out below, as follows:

     Section 1.     AMOUNT OF PAYMENTS.

               (a) The Trust will pay the Distributor a fee in connection with distribution related services provided with respect to the Investor Shares of a Covered Fund (the "Distribution Fee") at the annual rate of .25% of the value of the average daily net assets of the Covered Fund attributable to the Investor Shares.

               (b) The Distribution Fee to be paid with respect to the Covered Funds under this Agreement will be calculated daily and paid monthly by the Trust with respect to the Covered Fund's Investor Shares at the annual rates indicated above.


     Section 2.     SERVICES PROVIDED UNDER THE AGREEMENT.

          The Distribution Fee payable with respect to the Investor Shares of a Covered Fund are intended to compensate the Distributor, or enable the Distributor to compensate Service Providers including any Distributor of Shares of the Covered Fund, for providing services that are primarily intended to result in, or that are primarily attributable to, the sale of shares of the covered Fund ("Selling Services"). "Selling Services" include, but are not limited to: the printing and distribution to prospective investors in the Covered Fund of prospectuses and statements of additional information that are used in connection with sales of Investor Shares of the Covered Fund; the preparation, including printing, and distribution of sales literature and media advertisements relating to the Investor Shares of the Covered


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Fund; the preparation, including printing, and distribution of sales literature and media advertisements relating to the Investor Shares; and distributing the Investor Shares of the Covered Fund. In providing compensation for Selling Services in accordance with the Plan, the Distributor is expressly authorized
(i) to make, or cause to be made, payments reflecting an allocation of overhead and other office expenses related to the distribution of the Investor Shares of a Covered Fund; (ii) to make, or cause to be made, payments, or to provide for the reimbursement of expenses of, persons who provide support services in connection with the distribution of the Investor Shares of the Covered Fund; and
(iii) to make, or cause to be made, payments to broker-dealers who have sold Investor Shares of the Covered Fund.

     Section 3.     APPROVAL BY TRUSTEES.

          This Agreement will not take effect with respect to any Class of a Covered Fund until approved by a majority vote of (a) the full Board of Trustees of the Trust and (b) those Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in this Agreement (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on this Agreement.

     Section 4.     CONTINUANCE OF AGREEMENT.

          This Agreement will continue in effect with respect to a Covered Fund from year to year so long as its continuance is specifically approved annually by vote of the Trust's Board of Trustees in the manner described in Section 3 above.

     Section 5.     TERMINATION

This Agreement may be terminated with respect to any Covered Fund at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of the Investor Class on not more than 60 days' written notice to the Distributor. This Agreement will terminate automatically in the event of its assignment.


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     Section 6.     SELECTION OF CERTAIN TRUSTEES.

          While this Agreement is in effect with respect to any Covered Fund, the selection and nomination of the Trust's Trustees who are not interested persons of the Trust will be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

     Section 7.     WRITTEN REPORTS.

          The Distributor agrees that, in each year during which this Agreement remains in effect with respect to a Covered Fund, the Distributor will prepare and furnish to the Trust's Board of Trustees, and the Board will review, at least quarterly, written reports, complying with the requirements of the Rule, that set out the amounts expended under this Agreement and the purposes for which those expenditures were made.

     Section 8.     PRESERVATION OF MATERIALS.

          The Trust will preserve copies of this Agreement and any report made pursuant to Section 7 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of this Agreement.

     Section 9.     MEANING OF CERTAIN TERMS.

          As used in this agreement the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Trust under the 1940 Act by the Securities and Exchange Commission.

     SECTION 10.    FILING OF DECLARATION OF TRUST.

          The Trust represents that a copy of its Declaration of Trust, dated as of October 8, 1998, as amended from time to time (the "Declaration of Trust"), is on file with the Secretary of State of Delaware.

     Section 11.    LIMITATION OF LIABILITY.

          The obligations of the Trust under this Agreement will not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust, and signed by an authorized officer of the Trust, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them


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individually or to impose any liability on any of them personally, but will bind only the trust property of the Trust as provided in the Declaration of Trust.
No Covered Fund will be liable for any claims against any other Covered Fund.

     Section 12.    EFFECTIVE DATE.

          This Agreement has been executed by the Trust with respect to the Covered Funds as of ____ __, 1999 and will become effective with respect to the Investor Class of each Covered Fund as of the date on which interests in the Investor Class are first offered to or held by the public.

          If the terms and conditions described above are in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning to us the enclosed copy of this Agreement.

                              Very truly yours,
                              CDC MPT+ FUNDS

                              By:
                                  -------------------------------
                                  Name:
                                  Title:

Accepted:
FUNDS DISTRIBUTOR INC.

By:
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   Name:
     Title: